EXHIBIT 5


LANE ALTMAN & OWENS LLP
ATTORNEYS AT LAW

101 Federal Street                                    Telephone:  (617) 345-9800
Boston, Massachusetts 02110                           Telecopier: (617) 345-0400




                                                      April 9, 1997




Nantucket Industries, Inc.
105 Madison Avenue
New York, New York 10016

Gentlemen:

         We have represented Nantucket Industries, Inc., a Delaware corporation (hereinafter called the "Corporation"), in connection with the proposed offering described below.

         In our capacity as counsel to the Corporation, we are familiar with the Certificate of Incorporation, as amended, and the By-Laws of the Corporation, as amended. We are also familiar with the corporate proceedings taken by the Corporation in connection with the issuance of the convertible debentures and shares of Common Stock referred to in the Registration Statement on Form S-3 to which this letter is attached as an exhibit (the "Registration Statement").

         Based upon the foregoing, we are of the opinion that:

         1. The Corporation is duly organized and validly existing under the laws of the State of Delaware.


         2. The Common Stock issuable upon the conversion of the $2,670,000 Convertible Subordinated Debentures (the "Convertible Debentures") has been duly authorized. The Common Stock may be issued upon exercise of such Convertible Debentures and such Common Stock will be legally issued, fully paid and non-assessable.


         3. The Common Stock issued to Guess?, Inc., the Paul Marciano Trust under trust dated February 20, 1986, the Maurice Marciano Trust 1995 Restatement, and the











                                                     Nantucket Industries, Inc.
                                                     April 9, 1997
                                                     Page 2




                  Armand Marciano Trust under the Stock Purchase Agreement dated August 18, 1994 has been duly authorized is validly issued, fully paid and non-assessable.

         4. The Common Stock issued to NAN Investors L.P. in connection with the Common Stock and Subordinated Debenture Purchase Agreement dated as of August 13, 1996 has been duly authorized and is validly issued, fully paid and non-assessable.

         5. The Common Stock issued pursuant to the terms of an Amended and Restated Credit Agreement by and among Chemical Bank, Nantucket Industries, Inc., Nantucket Mills and Nantucket Management Corporation dated as of March 21, 1994 has been duly authorized and is validly issued, fully paid and non-assessable.



         This opinion is provided for the benefit of the addressee hereof. Nevertheless, we hereby consent to the use of this opinion as Exhibit 5 to said Registration Statement on Form S-3 and any subsequent post-effective amendments to said Registration Statement, and to the use of our name as your counsel in the Registration Statement and in the Prospectus forming a part thereof. In giving the foregoing consent, we do not hereby concede that we come within any of the categories of persons whose consent is required under the Act or the General Rules and Regulations promulgated thereunder.



                                                     Very truly yours,


                                                     LANE ALTMAN & OWENS LLP